Exhibit 12
                                                                 Form 10-Q
                                                                 For the Three
                                                                 Months Ended
                                                                 June 30, 1997
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                                   AT&T Corp.
               Computation of Ratio of Earnings to Fixed Charges

                             (Dollars in Millions)
                                  (Unaudited)

                                                         For the Six
                                                         Months Ended
                                                         June 30, 1997
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Income from Continuing Operations
  Before Income Taxes .................................     $3,371

Less Interest Capitalized during
  the Period...........................................        129

Add Equity Investment Losses, net of distributions
  of Less than 50% Owned Affiliates..................           76

Add Fixed Charges......................................        549

Total Earnings from Continuing
  Operations Before Income Taxes
  and Fixed Charges....................................     $3,867



Fixed Charges

Total Interest Expense Including Capitalized Interest..     $  378

Interest Portion of Rental Expense.....................        171

    Total Fixed Charges................................     $  549

Ratio of Earnings to Fixed Charges.....................        7.0

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